Exhibit 10.14

EMPLOYMENT AGREEMENT RENEWAL

January 10, 2013

Ramesh Kumar, Ph.D.

60 Yard Road

Pennington, NJ 08534

Dear Ramesh:

This letter is to extend your Employment Agreement with Onconova Therapeutics Inc. We wish to renew this agreement to cover the period April 1, 2012 through March 31, 2015.

If you are in agreement with this renewal, please sign below and return a copy to me. As always, if you have any questions, please don’t hesitate to contact me.

Thank you for your leadership to Onconova and its Employees.

Kind regards

Lisa Kuprewicz

Human Resources and

Investor Relations Manager

Agree to above renewal:

/s/ Ramesh Kumar
Ramesh Kumar, Ph.D.

April 10, 2010

Ramesh Kumar. Ph.D.

60 Yard Road

Penninuton, NJ 08534

Dear Ramesh:

I am pleased to inform you that the Compensation Committee has approved a 15% salary increase to your annual salary, Your new salary of $371,450, is effective January 01, 2010.  In addition, the Committee has also decided to extend your Employment Agreement with for another two years (March 31, 2012) with an additional 100,000 options vesting over 4 years.

Kindly sign and return one copy of this letter to Lisa Kuprewicz.

Kinds regards,

Alan Williamson

Chairman, Compensation Committee

Agreed:

/s/ Michael B. Hoffman
Michael B. Hoffman

Accepted:

/s/ Ramesh Kumar
Ramesh Kumar, Ph.D.

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter this “Agreement”) is effective as of April 1, 2007 (the “Effective Date”), between Onconova Therapeutics, Inc., a Delaware corporation (hereinafter “the Company”) and Ramesh Kumar, Ph.D. (hereinafter “Dr. Kumar”).

WHEREAS, the Company deems it to be in its best interest to secure and retain the services of Dr. Kumar, and Dr. Kumar desires to work for the Company upon the terms and conditions hereinafter set forth.

WHEREAS, the Company and Dr. Kumar desire to have the terms of this Agreement supersede the terms of any and all of Dr. Kumar’s prior employment agreements as of the effective date hereof.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Term of Employment.  Subject to the terms and conditions of this Agreement, the Company hereby employs Dr. Kumar, and Dr. Kumar hereby accepts employment by the Company.  The term of this Agreement shall be for a period of four years, commencing on April 1, 2007 through March 31, 2011, unless sooner terminated as hereinafter provided or extended by mutual agreement of the parties (the “Term”).

2.                                      Duties.  Subject to all the terms and conditions hereof, the Company shall employ Dr. Kumar, and Dr. Kumar shall serve the Company, as President and Chief Executive Officer.

(a)                                 Dr. Kumar’s duties, powers and responsibilities as President and Chief Executive Officer shall be those which are customary for such positions, as may be determined from time to time by the Board of Directors of the Company (“the Board”).  Dr. Kumar agrees to perform and discharge such duties well and faithfully and to be subject to the supervision and direction of the Board.  Dr. Kumar shall devote sufficient time, attention, energy, and his best efforts to the performance of his duties hereunder and to the promotion of the business and interests of the Company.

(b)                                 The position of President and Chief Executive Officer is a full-time position.  Dr. Kumar agrees to devote his full-time effort, attention, and energies to this position.  Dr. Kumar will not render any professional services or engage in any activity which might be competitive with, adverse to the best interest of, or create the appearance of a conflict of interest with the Company.  The Company acknowledges that Dr. Kumar currently serves on the following boards: Gene to Genetics, Inc. Prior to serving on any additional board of directors, Dr. Kumar shall obtain the written permission of the Board, which shall not be unreasonably withheld.  Dr. Kumar agrees to abide by the policies and rules and regulations of the Company as they may be amended from time to time.

(c)                                  In the event that contracts with or grants from the United States Government are sought by or awarded to the Company, Dr. Kumar will devote his best efforts to obtain for the Company, and to maintain throughout the duration of this Agreement, the requisite security clearances and prerequisites required by agencies and entities with oversight or compliance responsibilities for U.S. Government contractors, in order that the Company be considered for and able to compete or receive as a qualified vendor for contracts with, and a qualified recipient of grants from, the U.S. Government, including but not limited to contracts or grants requiring access to classified information and restricted data, and other contracts or grants with U.S. Government agencies.

3.                                      Compensation and Other Benefits.

(a)                                 Salary.  For all services rendered by Dr. Kumar under this Agreement, the Company agrees to pay Dr. Kumar at an initial annualized rate of Two Hundred Ninety Nine Thousand, Seventy-Six Dollars ($299,076) (the “Base Salary”), in bi-weekly installments in accordance with the Company’s normal payroll cycle, less customary and legally required withholdings.

(b)                                 Annual Bonus.  In addition to his other remuneration, Dr. Kumar shall be eligible to receive an annual bonus (the “Bonus”) in the amount of up to thirty-five percent (35%) of Dr. Kumar’s Base Salary, payable upon the Company’s achievement during such year of certain revenue or profit objectives, specific business plan goals or other performance milestones that have been mutually agreed to by Dr. Kumar and the Board; provided, however, that Dr. Kumar shall not be entitled to any Bonus for a specific year unless he has been employed by the Company throughout such year.  The applicable performance milestones shall be presented to the Compensation Committee by Dr. Kumar by [insert date], and the determination of the achievement of such business goals or performance milestones and the amount of the bonus shall be at the sole discretion of the Compensation Committee.  In the event that Dr. Kumar has earned a Bonus for a specific year, such Bonus shall be paid to Dr. Kumar in the form of cash, stock options, shares of the Company’s stock, or a combination thereof, at the Compensation Committee’s discretion within sixty (60) days of the end of such year.

In addition to the Bonus described above, Dr. Kumar may be entitled to additional compensation in future years in recognition of extraordinary contributions.  The determination of such contributions and the amount of any additional compensation shall be at the sole discretion of the Compensation Committee.

(c)                                  Stock Options.  Subject to the approval of the Compensation Committee and the Board, Dr. Kumar is granted One Hundred Forty Thousand (140,000) Incentive Stock Options (as defined in the Company’s 2007 Equity Compensation Plan) (the “Options”) pursuant to the terms of the Company’s 2007 Equity Compensation Plan.  These Options shall vest proportionately over the four-year period beginning April 1, 2007.  The exercise of the Options pertaining to these shares of stock shall be subject to the provisions of the Company’s 2007 Equity Compensation Plan.  Each provision of the Company’s 2007 Equity Compensation Plan and each agreement relating to an Incentive Stock Option shall be construed and interpreted in a manner consistent with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  In no event may Dr. Kumar be granted an Incentive Stock Option which does not comply with the grant and vesting limitations prescribed by Section 422 of the Code.

(d)                                 Employee Benefits.  During the term of this Agreement, Dr. Kumar shall be entitled to participate in all employee benefit plans and programs of the Company that are made generally available from time to time to its executive officers, including but not limited to health insurance, a flexible spending account, and 401(k) participation.  The Company shall also provide Dr. Kumar with term life insurance coverage in the face amount of Three Hundred Thousand Dollars ($300,000) during the term of this Agreement.

(e)                                  Vacation and Holidays.  Dr. Kumar shall be entitled each year to five (5) weeks of vacation and to those holidays observed by the Company.  As an essential employee of the Company, Dr. Kumar shall schedule his vacation and holiday observances so as not to interfere with the performance of his duties as President and Chief Executive Officer.

(f)                                   Professional Expenses.  The Company shall reimburse Dr. Kumar for all reasonable expenses incurred by Dr. Kumar in connection with his employment hereunder, provided, however, that such expenses were incurred in conformance with the policies of the Company, as established from time to time, and that Dr. Kumar submits detailed vouchers and other records reasonably required by the Company in support of the amount and nature of such expense.

In the event the Company relocates its research facility more than forty (40) miles away from its present location, Dr. Kumar shall be entitled to a reasonable transportation allowance to cover the additional transportation costs associated with such relocation.

Dr. Kumar shall also be entitled to up to Ten Thousand Dollars ($10,000) per year for educational programs related to the performance of his duties hereunder.

(g)                                  Taxes and Withholding.  All compensation payable and other benefits provided under this Agreement shall be subject to customary and legally required withholding for income, F.I.C.A., and other employment taxes.

4.                                      Termination of Employment.

(a)                                 Death.  If Dr. Kumar dies during the term of this Agreement, this Agreement shall terminate immediately, and the Company shall pay to Dr. Kumar’s then-spouse, if she survives him, or if not, to his estate, the balance of his accrued and unpaid salary, unreimbursed expenses, and his unused accrued vacation time through the termination date.

(b)                                 Disability.  If Dr. Kumar is unable to perform his full-time regular duties by reason of incapacity, either physical or mental, as determined by a licensed physician mutually acceptable to the parties in the event of a disagreement, for a period of twelve (12) consecutive weeks or ninety (90) days within any twelve (12) month period, the Company shall have the right to terminate Dr. Kumar’s employment upon written notice to Dr. Kumar.  If the Company decides to terminate Dr. Kumar’s employment under this Section 4(b), the Company shall pay to Dr. Kumar only the balance of his accrued and unpaid salary, unreimbursed expenses, and his unused, accrued vacation time through the termination date.  If the Company decides not to terminate Dr. Kumar’s employment as allowed under this Section, the Company shall have the option of reducing the salary thereafter payable to Dr. Kumar by the amount of payment Dr. Kumar receives pursuant to any disability insurance policy or program.

(c)                                  Termination for Cause.  If Dr. Kumar’s employment is terminated by the Company for “Cause,” as defined below, during the Term, the Company shall pay Dr. Kumar only the balance of his accrued, but unpaid salary, unreimbursed expenses, and his unused, accrued vacation time through the termination date.  The Company shall have the right to set off any amounts due to Dr. Kumar by any amounts owed by Dr. Kumar to the Company at the time Dr. Kumar’s employment terminates, and Dr. Kumar hereby authorizes the Company to make this setoff.

Dr. Kumar’s employment may be terminated for “Cause” at any time upon delivery of written notice to Dr. Kumar.  “Cause” means the occurrence of any of the following events: (i) any gross failure on the part of Dr. Kumar (other than by reason of disability as provided in Section 4(b)) to faithfully and professionally carry out his duties or to comply with any other material provision of this Agreement, which failure continues after written notice thereof by the Company, provided that the Company shall not be required to provide such notice in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which such notice has been given on a prior occasion; (ii) Dr. Kumar’s dishonesty (which shall include without limitation any misuse or misappropriation of the Company’s assets), or other willful misconduct (including without limitation any conduct on the part of Dr. Kumar intended to or likely to injure the business of the Company); (iii) Dr. Kumar’s conviction for any felony or for any other crime involving moral turpitude, whether or not relating to his employment; (iv) in accordance with applicable federal, state or local laws, Dr. Kumar’s insobriety or use of illegal drugs, chemicals or controlled substances either (A) in the course of performing his duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Dr. Kumar to perform the same; (v) Dr. Kumar’s failure to comply with a lawful written direction of the Company; or (vi) any wanton and willful dereliction of duties by Dr. Kumar.  The existence of any of the foregoing events or conditions shall be determined by the Board of Directors in the exercise of its reasonable business judgment.

(d)                                 Termination Without Cause.  The Company may terminate Dr. Kumar’s employment under this Agreement for any reason at any time upon written notice to Dr. Kumar.  In the event of a termination “without cause,” Dr. Kumar shall be entitled to receive bi-weekly severance payments in amounts equal to his then-current bi-weekly base salary, less applicable payroll withholdings, in accordance with the Company’s normal payroll schedule, commencing as of the date written notice of termination is mailed or otherwise delivered to Dr. Kumar and ending on the earlier of (i) the date on which the Term specified by this Agreement expires or (ii) the date Dr. Kumar accepts Comparable Employment (defined as receiving total compensation equal to at least seventy-five percent (75%) of his final total compensation from the Company), whether as an employee, consultant, partner, independent contractor or in any other capacity with another business entity.  Provided, however, that if Dr. Kumar accepts Comparable Employment while receiving payments under this Section within one year of the commencement of the payments under this Section, he shall continue to receive the payments until the earlier of (i) the date on which the Term specified by this Agreement expires, or (ii) one year after the commencement of the payments under this Section.  All incentive stock options that are unvested at the time of such termination shall fully vest upon written notice of such termination.  Except as provided in this Section 4(d), all other compensation and benefits shall cease as of the date written notice of termination is mailed to Dr. Kumar.

It is the intention of Dr. Kumar and of the Company that no payments by the Company to or for the benefit of Dr. Kumar under this Agreement or any other agreement or plan, if any, pursuant to which Dr. Kumar is entitled to receive payments or benefits shall be nondeductible to the Company by reason of the operation of Section 280G of the Code, relating to parachute payments or any like statutory or regulatory provision.  Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G or any like statutory or regulatory provision, any such payments exceed the amount which can be deducted by the Company, such payments shall be reduced to the maximum amount which can be deducted by the Company.  The Company shall make all reasonable efforts to avoid rendering such payments or benefits nondeductible, including, without limitation, securing approval of the payments or benefits from the appropriate stockholders of the Company as required by Section 280G of the Code; provided that the necessity of seeking the foregoing stockholder approval is subject to a determination by the Board of Directors of the Company, after consulting with its accountants and other advisors, that there will be no adverse affect on the Company.  To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of Dr. Kumar, such excess payments shall be refunded to the Company with interest thereon at the applicable Federal rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be nondeductible to the Company by reason of the operation of said Section 280G or any like statutory or regulatory provision.  To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Sections 280G or any like statutory or regulatory provision, Dr. Kumar shall determine which method shall be followed; provided that if Dr. Kumar fails to make such determination within forty-five (45) days after the Company has given notice of the need for such reduction, the Company may determine the method of such reduction in its sole discretion.

(e)                                  Termination by Dr. Kumar for Good Reason.

During the Term, Dr. Kumar shall be entitled to terminate this Agreement upon the establishment of “Good Reason” by giving notice to that effect to the Company.  For purposes hereof, “Good Reason” shall mean: (i) a reduction in Dr. Kumar’s base salary by more than twenty percent (20%) in and for any twelve month period; (ii) the breach by the Company of any material provision of this Agreement that continues without steps being taken to cure such breach for a period of ten (10) days after written notice thereof by Dr. Kumar to the Company; (iii) at any time within the Term, there occurs any of the following, which results in a material change in Dr. Kumar’s duties, position, or compensation, without the express prior written consent of Dr. Kumar:  (1) the sale or transfer, whether in one transaction or in a series of transactions, of substantially all of the assets of the Company; (2) the merger or consolidation of the Company with or into any other person or entity under circumstances where the Company is not the surviving entity in such merger or where persons having control of the Company immediately prior to the admission of such member are not in control of the Company immediately after the admission of such member

If Dr. Kumar terminates this Agreement for Good Reason, the Company shall pay

Dr. Kumar in accordance with the terms and conditions set forth in Section 4(d).

(f)                              Voluntary Resignation.  Dr. Kumar may voluntarily resign from his employment with the Company at any time prior to the expiration of the Term of this Agreement.  In the event Dr. Kumar voluntarily resigns from his employment with the Company, Dr. Kumar shall provide the Company with thirty (30) days notice of his intent to resign, provided that following the termination of his employment, Dr. Kumar will provide reasonable assistance to the Company relating to the orderly transition of Dr. Kumar’s job duties to such successor as the Board of Directors may designate.  The Company shall pay Dr. Kumar only the balance of his accrued, but unpaid salary, unreimbursed expenses, and his unused, accrued vacation time through his last day of work.

5.                                      Non-Competition.

(a)                                 For purposes of this Agreement, “Competitor” shall mean any person, company, or entity whose primary business at the time is, or whose then-current business plan contemplates engaging in activities which may be, competitive with products and services that were or were being designed, conceived, marketed, sold, distributed and/or developed by the Company during Dr. Kumar’s employment by the Company or at the time of termination of Dr. Kumar’s employment by the Company.

(b)                                 Dr. Kumar agrees that so long as he is employed by the Company, and for a period of twelve (12) months thereafter, he will not, directly or indirectly, whether for compensation or not, own, manage, operate, join, control, work for or participate in, or be connected as a stockholder, officer, employee, partner, creditor, guarantor, advisor or otherwise, with a Competitor.  The foregoing shall not be construed, however, as preventing Dr. Kumar from investing his assets in such form or manner as will not require services on the part of Dr. Kumar in the operations of the businesses in which such investments are made, provided that any such business is publicly owned, and the interest of Dr. Kumar therein is solely that of an investor owning not more than five percent (5%) of the outstanding equity securities of any such business.  Should Dr. Kumar breach the provisions of this Paragraph, the Company shall, in addition to any equitable or legal relief to which it is otherwise entitled, be entitled to cease all payments and benefits under the terms of this Agreement.

(c)                                  For the period of twelve (12) months after the termination of this Agreement for any reason whatsoever, Dr. Kumar shall not hire, retain or engage as a director, officer, employee, agent or in any other capacity any person or persons who are employed by the Company or who were at any time (within a period of six (6) months immediately prior to the date of Dr. Kumar’s termination) employed by the Company or otherwise interfere with the relationship between such persons and the Company.

(d)                                 If the period of time or area herein specified should be adjudged unreasonable in any court proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by elimination of such portion thereof as deemed unreasonable, so that this covenant may be enforced during such period of time and in such area as is adjudged to be reasonable.

6.                                      Confidential Information.

(a)                                 At all times during Dr. Kumar’s employment and thereafter, Dr. Kumar will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such use may be required in connection with Dr. Kumar’s work for the Company, or unless an officer of the Company expressly authorizes such disclosure in writing.  Dr. Kumar will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to Dr. Kumar’s work for Company and/or incorporates any Proprietary Information.  Dr. Kumar hereby assigns to the Company any rights Dr. Kumar may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns.

(b)                            The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, whether acquired by Dr. Kumar during the Term of this Agreement, during Dr. Kumar’s prior service as a consultant to the Company, or otherwise.  By way of illustration but not limitation, “Proprietary Information” includes but is not limited to (i) trade secrets, inventions, mask works, ideas, methods, processes, formulas, chemical structures and methods for chemical synthesis, structure-activity relationships, assay methodologies, characteristics, equipment and equipment designs, results, formulations and biological, pharmacological, toxicological and clinical data, physical, chemical or biological materials, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, compilations, shop practices, supplier lists, designs and techniques (hereinafter collectively referred to as “Inventions”); and (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of other employees of the Company.  Notwithstanding the foregoing, it is understood that, at all times, Dr. Kumar is free to use information which is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, and which is acquired as a result of Dr. Kumar’s own skill, knowledge, know-how and experience.

(c)                                  Dr. Kumar understands, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of Dr. Kumar’s employment and thereafter, Dr. Kumar will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with Dr. Kumar’s work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

(d)                                 During Dr. Kumar’s employment by the Company, Dr. Kumar will not improperly use or disclose any confidential information or trade secrets, if any, of any of his former employers or any other person to whom Dr. Kumar has an obligation of confidentiality, and Dr. Kumar will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Dr. Kumar has an obligation of confidentiality, unless such action is consented to in writing by all persons to whom the relevant obligation of confidentiality is owed.  Dr. Kumar shall not work on Company projects on the grounds of, or using the equipment of, any third party, unless such work is agreed to by the Company in writing.

(e)                                  Upon termination of his employment, Dr. Kumar shall return to the Company all Proprietary Information in any tangible form in his possession, including copies thereof.

7.                                      Company Right to Inventions.

(a)                                 Inventions, if any, patented or unpatented, which Dr. Kumar made prior to the commencement of Dr. Kumar’s employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, Dr. Kumar has provided on Appendix A (Previous Inventions) attached hereto a complete list of all Inventions that Dr. Kumar has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Dr. Kumar’s employment with the Company, that Dr. Kumar considers to be Dr. Kumar’s property or the property of third parties, and that Dr. Kumar wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause Dr. Kumar to violate any prior confidentiality agreement, Dr. Kumar understands that Dr. Kumar shall not list such Prior Inventions in Appendix A but shall only disclose a cursory name for each such invention (bearing in mind that where necessary, the naming shall not be so specific as to violate the confidentiality obligation), a listing of the party(ies) to whom the invention belongs, and the fact that full disclosure as to such invention has not been made for that reason.  Space is provided on Appendix A for this purpose.  If, in the course of Dr. Kumar’s employment with the Company, Dr. Kumar incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have, to the extent of Dr. Kumar’s right to make such grant, a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, import, sell and offer to sell such Prior Invention.  Notwithstanding the foregoing, Dr. Kumar agrees that he will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

(b)                                 Subject to Section 7(d), Dr. Kumar hereby assigns and agrees to assign in the future (when any such Inventions are first reduced to practice or a description thereof first fixed in a tangible medium, as applicable) to the Company all of Dr. Kumar’s right, title and interest in and to any and all Inventions, whether or not patentable or registerable under patent, intellectual property, copyright or similar statutes, made or conceived or reduced to practice or learned by Dr. Kumar, either alone or jointly with others, during the period of Dr. Kumar’s employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 7(b), are hereinafter referred to as “Company Inventions.”

(c)                                  During the period of Dr. Kumar’s employment, Dr. Kumar will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by Dr. Kumar, either alone or jointly with others.  In addition, Dr. Kumar will promptly disclose to the Company all patent applications filed by Dr. Kumar or on Dr. Kumar’s behalf within one (1) year after termination of employment.  At the time of each such disclosure, Dr. Kumar will advise the Company in writing of any Inventions that Dr. Kumar believes qualify for exclusion from Dr. Kumar’s obligation to assign hereunder; and Dr. Kumar will at that time provide to the Company in writing all evidence necessary to substantiate that belief.

(d)                                 As directed by the Company, Dr. Kumar agrees to assign all Dr. Kumar’s right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States.

(e)                                  Dr. Kumar acknowledges that all original works of authorship which are made by Dr. Kumar (solely or jointly with others) within the scope of Dr. Kumar’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. § 101).

(f)                                   Dr. Kumar will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign trade secret, patent, copyright, mask work and other intellectual property rights (“Proprietary Rights”) relating to Company Inventions in any and all countries.  To that end, Dr. Kumar will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, Dr. Kumar will execute, verify and deliver assignments of such Proprietary Rights to the Company, its successor in interest, or its designee.  Dr. Kumar’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of Dr. Kumar’s employment.

In the event the Company is unable for any reason, after reasonable effort, to secure Dr. Kumar’s signature on any document needed in connection with the actions specified in this Section 7(f), Dr. Kumar hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Dr. Kumar’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on Dr. Kumar’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Dr. Kumar.

(g)                                  Dr. Kumar agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by Dr. Kumar and all Inventions made by Dr. Kumar during the period of Dr. Kumar’s employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

(h)                                 Dr. Kumar represents that Dr. Kumar’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by Dr. Kumar in confidence or in trust prior to Dr. Kumar’s employment by the Company.  Dr. Kumar has not entered into, and Dr. Kumar agrees that he will not enter into, any agreement either written or oral in conflict herewith.

8.                                      Remedies.  Because Dr. Kumar’s services are personal and unique and because Dr. Kumar may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction or other equitable relief, without bond (if allowed by applicable law), and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.  In the event that Dr. Kumar performs services for other entities during the Term of this Agreement or leaves the employ of the Company, Dr. Kumar hereby consents to the notification of Dr. Kumar’s new employer of Dr. Kumar’s rights and obligations under this Agreement.

9.                                      Arbitration.  Any and all disputes between the parties (except actions to enforce the provisions of Sections 5, 6 or 7 of this Agreement), arising under or relating to this Agreement or any other dispute arising between the parties, including claims arising under any employment discrimination laws, shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association’s then-in-effect National Rules for the Resolution of Employment Disputes (hereafter “Rules”).  The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and each side shall bear its own costs and counsel fees in such arbitration.  Any arbitration hereunder shall be conducted in Philadelphia, Pennsylvania, and any arbitration award shall be final and binding on the Parties.  The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement.  The arbitration provisions of this Section 9 shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in the United States District Court for the Eastern District of Pennsylvania.  The parties consent to the jurisdiction of (and the laying of venue in) such court.

10.                               Severability.  The terms of this Agreement and each Paragraph thereof shall be considered severable and the invalidity or unenforceability of any part thereof shall not affect the validity or enforceability of the remaining portions or provisions hereof.

11.                               Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing and delivered by registered or certified mail or overnight delivery service to his residence in the case of Dr. Kumar, or to its principal office in the case of the Company.

12.                               Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns.  Neither this Agreement nor any rights or interests herein or created hereby may be assigned or otherwise transferred voluntarily or involuntarily by Dr. Kumar.

13.                               Waiver.  The waiver by the Company or Dr. Kumar of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

14.                               Applicable Law.  This Agreement shall be interpreted and construed under the laws of the Commonwealth of Pennsylvania.

15.                               Indemnification.  The Company agrees to indemnify Dr. Kumar in connection with any action Dr. Kumar is required to defend in his official capacity as President and Chief Executive Officer of the Company to the fullest extent permitted by law.

16.                               Entire Agreement.  This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements with respect to such subject matter.  It may not be changed or altered, except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ONCONOVA THERAPEUTICS. INC.

By:	/s/ Ramesh Kumar

Ramesh Kumar, Ph.D.

By:	/s/ Michael B. Hoffman

Michael Hoffman, Chairman

APPENDIX A

TO:	Board of Directors

FROM:	Ramesh Kumar, Ph.D.

DATE:

SUBJECT:	PREVIOUS INVENTIONS

1.                                      Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Onconova therapeutics, inc. (the “company”) that have been made or conceived or first reduced to practice by me alone or jointly with other prior to my engagement by the Company:

☒	no inventions or improvements.

☐	See below.

☐	Additional sheets attached.

2.                                      Due to a prior confidentiality agreement I cannot complete the disclosure under Section 1 I above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	INVENTION OR IMPROVEMENT	PARTY(IES)	RELATIONSHIP
1.
2.
3.
4.
5.
6.
7.